Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260168
BLACKSTONE REAL ESTATE INCOME TRUST, INC.
SUPPLEMENT NO. 11 DATED FEBRUARY 15, 2024
TO THE PROSPECTUS DATED APRIL 18, 2023

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Blackstone Real Estate Income Trust, Inc., dated April 18, 2023 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the "Company," "BREIT," "we," "us," or "our" refer to Blackstone Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:
•to provide an update to BREIT’s portfolio;
•to disclose the transaction price for each class of our common stock as of March 1, 2024;
•to disclose the calculation of our January 31, 2024 NAV per share for all share classes;
•to provide an update on the status of our current public offering (the “Offering”); and
•to otherwise update the Prospectus.

Portfolio Update

For the month ended January 31, 2024, BREIT’s Class I NAV per share was $14.12 and Class I total return was 0.6% (not annualized).1

On February 5, 2024, the Company published a 2023 year-end stockholder letter which is available on its website at www.breit.com. This web link is provided for convenience only, and the contents of the piece or the website are not incorporated by reference in or otherwise a part of this prospectus.

March 1, 2024 Transaction Price
The transaction price for each share class of our common stock for subscriptions accepted as of March 1, 2024 (and repurchases as of February 29, 2024) is as follows:

Transaction Price (per share)
Class S	$14.1135
Class I	$14.1214
Class T	$13.8927
Class D	$13.8016
Class C	$14.8169
The March 1 transaction price for each of our share classes is equal to such class’s NAV per share as of January 31, 2024. A detailed calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. The repurchase price for each share class equals the transaction price of such class.

January 31, 2024 NAV per Share
We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.breit.com and is made available on our toll-free, automated telephone line at (844) 702-1299. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV is determined. The Adviser is ultimately responsible for determining our NAV. All our property investments are appraised annually by third party appraisal firms in accordance with our valuation guidelines. Transactions or events have occurred since January 31, 2024 that could have a material impact on our NAV per share, upon which our transaction price is based. We have included a breakdown of the components of total NAV and NAV per share for January 31, 2024 along with the immediately preceding month.

1 BREIT’s Class D NAV per share was $13.80, Class S NAV per share was $14.11, Class T NAV per share was $13.89 and Class C NAV per share was $14.82. BREIT’s Class D total return was 0.5%, Class S total return was 0.5%, Class T total return was 0.5%, and Class C total return was 0.6% for January 2024.

Our total NAV presented in the following tables includes the NAV of our Class S, Class I, Class T, Class D, and Class C common stockholders, as well as partnership interests of BREIT Operating Partnership held by parties other than the Company. The following table provides a breakdown of the major components of our total NAV as of January 31, 2024 ($ and shares in thousands):

Components of NAV	January 31, 2024
Investments in real estate	$109,974,684
Investments in real estate debt	8,371,570
Investments in unconsolidated entities	11,217,590
Cash and cash equivalents	2,177,913
Restricted cash	654,249
Other assets	4,684,964
Mortgage notes, term loans, and revolving credit facilities, net	(62,703,157)
Secured financings on investments in real estate debt	(4,357,211)
Subscriptions received in advance	(11,591)
Other liabilities	(3,583,781)
Accrued performance participation allocation	—
Management fee payable	(62,813)
Accrued stockholder servicing fees(1)	(16,069)
Non-controlling interests in joint ventures	(6,269,289)
Net asset value	$60,077,059
Number of outstanding shares/units	4,259,437
_____________
(1)Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under accounting principles generally accepted in the United States of America (“GAAP”), we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares. As of January 31, 2024, the Company has accrued under GAAP $0.9 billion of stockholder servicing fees payable to the Dealer Manager related to the Class S, Class T and Class D shares sold. The Dealer Manager does not retain any of these fees, all of which are retained by, or re-allowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of January 31, 2024 ($ and shares/units in thousands, except per share/unit data):

						Third-party
						Operating
	Class S	Class I	Class T	Class D	Class C	Partnership
NAV Per Share/Unit	Shares	Shares	Shares	Shares	Shares	Units(1)	Total
Net asset value	$20,746,147	$33,400,407	$803,843	$2,113,357	$31,853	$2,981,452	$60,077,059
Number of outstanding shares/units	1,469,946	2,365,226	57,861	153,125	2,150	211,129	4,259,437
NAV Per Share/Unit as of January 31, 2024	$14.1135	$14.1214	$13.8927	$13.8016	$14.8169	$14.1214
_____________
(1)Includes the partnership interests of BREIT Operating Partnership held by BREIT Special Limited Partner, Class B unit holders, and other BREIT Operating Partnership interests held by parties other than the Company.

Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the January 31, 2024 valuations, based on property types.

Property Type	Discount Rate	Exit Capitalization Rate
Rental Housing	7.2%	5.5%
Industrial	7.5%	5.9%
Net Lease	7.4%	5.6%
Hospitality	10.2%	9.1%
Data Centers	7.3%	6.2%
Self Storage	7.7%	6.6%
Office	6.9%	5.3%
Retail	7.5%	6.4%

These assumptions are determined by the Adviser, and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Rental
		Housing	Industrial	Net Lease	Hospitality	Data Centers	Self Storage	Office	Retail
	Hypothetical	Investment	Investment	Investment	Investment	Investment	Investment	Investment	Investment
Input	Change	Values	Values	Values	Values	Values	Values	Values	Values
Discount Rate	0.25% decrease	+1.9%	+2.0%	+1.8%	+1.7%	+0.9%	+1.8%	+1.9%	+1.9%
(weighted average)	0.25% increase	(1.9)%	(1.9)%	(1.8)%	(1.6)%	(0.7)%	(1.7)%	(1.9)%	(1.7)%
Exit Capitalization Rate	0.25% decrease	+3.0%	+3.2%	+2.7%	+1.4%	+1.1%	+2.2%	+3.5%	+2.4%
(weighted average)	0.25% increase	(2.8)%	(3.0)%	(2.4)%	(1.3)%	(1.0)%	(2.0)%	(3.2)%	(2.3)%
Our total NAV presented in the following tables includes the NAV of our Class S, Class I, Class T, and Class D common stockholders, as well as partnership interests of BREIT Operating Partnership held by parties other than the Company. The following table provides a breakdown of the major components of our total NAV as of December 31, 2023 ($ and shares in thousands):

Components of NAV	December 31, 2023
Investments in real estate	$109,657,592
Investments in real estate debt	8,345,064
Investments in unconsolidated entities	11,146,390
Cash and cash equivalents	1,945,262
Restricted cash	704,409
Other assets	4,601,407
Mortgage notes, term loans, and revolving credit facilities, net	(61,805,899)
Secured financings on investments in real estate debt	(4,368,269)
Subscriptions received in advance	(68,413)
Other liabilities	(3,133,969)
Accrued performance participation allocation	—
Management fee payable	(63,505)
Accrued stockholder servicing fees(1)	(16,247)
Non-controlling interests in joint ventures	(6,202,066)
Net asset value	$60,741,756
Number of outstanding shares/units	4,313,827
__________
(1)Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares. As of December 31, 2023, the Company has accrued under GAAP $1.0 billion of stockholder servicing fees payable to the Dealer Manager related to the Class S, Class T and Class D shares sold. The Dealer Manager does not retain any of these fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of December 31, 2023 ($ and shares/units in thousands, except per share/unit data):

						Third-party
						Operating
	Class S	Class I	Class T	Class D	Class C	Partnership
NAV Per Share/Unit	Shares	Shares	Shares	Shares	Shares	Units(1)	Total
Net asset value	$20,968,312	$33,876,116	$821,754	$2,133,002	$31,478	$2,911,094	$60,741,756
Number of outstanding shares/units	1,488,197	2,402,959	59,246	154,794	2,136	206,495	4,313,827
NAV Per Share/Unit as of December 31, 2023	$14.0897	$14.0977	$13.8702	$13.7796	$14.7348	$14.0977
____________
(1)Includes the partnership interests of BREIT Operating Partnership held by BREIT Special Limited Partnership, Class B unit holders, and other BREIT Operating Partnership interests held by parties other than the Company.

Status of our Current Public Offering

We are currently offering on a continuous basis up to $60.0 billion in shares of common stock, consisting of up to $48.0 billion in shares in our primary offering and up to $12.0 billion in shares pursuant to our distribution reinvestment plan. As of the date of this Supplement, we had issued and sold in the Offering (i) 779,592,648 shares of our common stock (consisting of 285,833,484 Class S Shares, 369,503,237 Class I Shares, 15,440,496 Class T Shares, and 108,815,431 Class D Shares) in the primary offering for total proceeds of $11.5 billion (including shares converted from operating partnership units by the Special Limited Partner) and (ii) 139,310,790 shares of our common stock (consisting of 60,095,165 Class S Shares, 63,842,003 Class I Shares, 3,106,323 Class T Shares, and 12,267,299 Class D Shares) pursuant to our distribution reinvestment plan for a total value of $2.1 billion. As of January 31, 2024, our aggregate NAV was $60.1 billion. We intend to continue selling shares in the Offering on a monthly basis.

Updates to the Prospectus

Distribution Reinvestment Plan

The following disclosure supersedes and replaces the paragraph under the question “May I reinvest my cash distributions in additional shares?” in the Prospectus Summary and all other similar disclosure in the Prospectus:

Yes. We have adopted a distribution reinvestment plan whereby stockholders (other than Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont and Washington investors and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan) will have their cash distributions automatically reinvested in additional shares of our common stock unless they elect to receive their distributions in cash. Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont and Washington investors and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan will automatically receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares of our common stock. If you participate in our distribution reinvestment plan, the cash distributions attributable to the class of shares that you own will be automatically invested in additional shares of the same class. The purchase price for shares purchased under our distribution reinvestment plan will be equal to the transaction price for such shares at the time the distribution is payable. Stockholders will not pay upfront selling commissions when purchasing shares under our distribution reinvestment plan; however, all outstanding Class T, Class S and Class D shares, including those purchased under our distribution reinvestment plan, will be subject to ongoing stockholder servicing fees. Participants may terminate their participation in the distribution reinvestment plan with ten business days’ prior written notice to us. See “Description of Capital Stock—Distribution Reinvestment Plan” for more information regarding the reinvestment of distributions you may receive from us. For the complete terms of the distribution reinvestment plan, see Appendix A to this prospectus.

Appendix B: Form of Subscription Agreement

Appendix B is superseded and replaced in its entirety with the following:

APPENDIX B: FORM OF SUBSCRIPTION AGREEMENT

2024

Subscription Agreement for Shares of Blackstone Real Estate Income Trust, Inc.

1. Your Investment

A. Investment Information

Investment Amount $ ____________________

B. Investment Method

☐ By mail: Please make checks payable to BLACKSTONE REAL ESTATE INCOME TRUST and attach to this agreement.[1]

☐ By Wire: Please wire funds according to the instructions below.
Name: SS&C GIDS Inc. AS AGENT FOR BLACKSTONE REAL ESTATE INCOME TRUST
Bank Name: State Street Bank & Trust
ABA: 011000028
DDA: 9900-145-5

☐ Broker-dealer / Financial advisor will make payment on your behalf

C. Share Class Selection

☐ Share Class T (The minimum investment is $2,500)

☐ Share Class S (The minimum investment is $2,500)

☐ Share Class D[2] (The minimum investment is $2,500)

☐ Share Class I[2] (The minimum investment is $1,000,000 (unless waived))

☐ Select to Purchase Net of Selling Commission

2. Ownership Type (Select only one)

A. Taxable Accounts Type

Brokerage Account Number ____________________

☐ Individual or Joint Tenant with Rights of Survivorship

☐ Transfer on Death (Optional Designation. Not Available for Louisiana Residents. See section 3C)

☐ Tenants in Common

☐ Community Property

☐ Uniform Gift / Transfer to Minors

State of ____________________

☐ Trust (Include Certification of Investment Powers Form or First and Last Page of Trust Documents)

☐ Corporation / Partnership / Other (Corporate Resolution or Partnership Agreement Required)

B. Non-Taxable Accounts Type

Custodian Account Number ____________________

☐ IRA (Custodian Signature Required)

☐ Roth IRA (Custodian Signature Required)

☐ SEP IRA (Custodian Signature Required)

☐ Simple IRA (Custodian Signature Required)

☐ Pension Plan or PSP

☐ Other ____________________

C. Custodian Information (To Be Completed by Custodian)

Custodian Name ____________________

1 Cash, cashier's checks/official bank checks, temporary checks, foreign checks, money orders, third party checks, or travelers checks are not accepted.
2 Available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus, as amended and supplemented.

D. Entity Name – Retirement Plan / Trust / Corporation / Partnership / Other Trustee(s) and/or authorized signatory(s) information MUST be provided in sections 3A and 3B Entity Name Tax ID Number Date of Trust Exemptions (See Form W-9 instructions at www.irs.gov) Entity Address Entity Type (Select one. Required) Retirement Plan Trust S-Corp C-Corp LLC Partnership Exempt payee code (if any) Other Jurisdiction (if Non-U.S.) Exemption from FATCA reporting code (if any) (Attach a completed applicable Form W-8) 3. Investor Information A. Investor Name (Investor / Trustee / Executor / Authorized Signatory Information) Residential street address MUST be provided. See section 4 if mailing address is different than residential street address First Name (MI) Last Name Social Security Number / Tax ID Date of Birth Daytime Phone Number Residential Street Address City State Zip Code Email Address If you are a non-U.S. citizen, please specify your country of citizenship (Required): Resident Alien Non-Resident Alien (Attach a completed Form W-8BEN, Rev. Feb 2021) Country of Citizenship Please specify if you are a Blackstone employee / officer / director / affiliate (Required): Blackstone Employee BREIT Officer or Director Blackstone Affiliate Immediate Family Member of BREIT Officer or Director Not Applicable B. Co-Investor Name (Co-Investor / Co-Trustee / Co-Authorized Signatory Information, if applicable) First Name (MI) Last Name Social Security Number / Tax ID Date of Birth Daytime Phone Number Residential Street Address City State Zip Code Email Address If you are a non-U.S. citizen, please specify your country of citizenship (Required): Resident Alien Non-Resident Alien (Attach a completed Form W-8BEN, Rev. Feb 2021) Country of Citizenship

C. Transfer on Death Beneficiary Information (Individual or Joint Account with rights of survivorship only. Not available for Louisiana residents. Beneficiary date of birth required. Whole percentages only; must equal 100%.) Primary First Name (MI) Last Name SSN Date of Birth Secondary % Primary First Name (MI) Last Name SSN Date of Birth Secondary % Primary First Name (MI) Last Name SSN Date of Birth Secondary % Primary First Name (MI) Last Name SSN Date of Birth Secondary % Custodian/Guardian for a minor Beneficiary (Required): 4. Contact Information (If different than provided in section 3A) Email Address Mailing Address City State Zip Code 5. Select How You Want to Receive Your Distributions (Please read entire section & select only one) You are automatically enrolled in our Distribution Reinvestment Plan, unless you are a resident of ALABAMA, ARKANSAS, CALIFORNIA, IDAHO, KANSAS, KENTUCY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, NORTH CAROLINA, OHIO, OREGON, VERMONT OR WASHINGTON. If you ARE a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, North Carolina, Ohio, Oregon, Vermont or Washington, you are not automatically enrolled in the Distribution Reinvestment Plan; please check here if you wish to enroll in the Distribution Reinvestment Plan. You will automatically receive cash distributions unless you elect to enroll in the Distribution Reinvestment Plan. If you are a resident of New Jersey, please review the remainder of this section. If you are not a resident of the states listed above, you are automatically enrolled in the Distribution Reinvestment Plan; please check here if you DO NOT wish to be enrolled in the Distribution Reinvestment Plan. ONLY complete the following information if you do not wish to enroll in the Distribution Reinvestment Plan . For custodial held accounts, if you elect cash distributions the funds must be sent to the custodian. A. Check mailed to street address in 3A (only available for non-custodial investors). B. Check mailed to secondary address in 3B (only available for non-custodial investors). C. Direct Deposit (only available for non-custodial investors). PLEASE ATTACH A PRE-VOIDED CHECK D. Check mailed to Third party Financial Institution (complete section below) I authorize Blackstone Real Estate Income Trust, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Blackstone Real Estate Income Trust, Inc. in writing to cancel it. In the event that Blackstone Real Estate Income Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit . Financial Institution Name Mailing Address City State Zip Code Your Bank’s ABA Routing Number Your Bank Account Number New Jersey Election If you are a resident of New Jersey, you are not automatically enrolled in the Distribution Reinvestment Plan; please check here if you wish to enroll in the Distribution Reinvestment Plan.

6. Broker-Dealer/Financial Advisor Information (Required information. All fields must be completed) The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence. Broker-Dealer Financial Advisor Name Advisor Mailing Address City State Zip Code Financial Advisor Number Branch Number Telephone Number Email Address Fax Number Operations Contact Name Operations Contact Email Address Please note that unless previously agreed to in writing by Blackstone Real Estate Income Trust, Inc., all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. In all cases, section 6 must be completed. The undersigned confirm(s), which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i)have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in al l respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; and (vii) have advised such investor that the shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus. The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing Anti-Money Laundering Program and Customer Identification Program. If you do not have another broker-dealer or other financial intermediary introducing you to Blackstone Real Estate Income Trust, Inc., then Blackstone Securities Partners L.P. (BSP) may be deemed to act as your broker of record in connection with any investment in Blackstone Real Estate Income Trust, Inc. BSP is not a full-service broker-dealer and may not provide the kinds of financial services that you might expect from another financial intermediary, such as holding securities in an account. If BSP is your broker of record, then your Shares will be held in your name on the books of Blackstone Real Estate Income Trust, Inc. BSP will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you want to receive financial advice regarding a prospective investment in the Shares, contact your broker or other financial intermediary. x x Financial Advisor Signature Date Branch Manager Signature (If required by Broker-Dealer) Date

7. Electronic Delivery Form (Optional) Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Blackstone Real Estate Income Trust, Inc. If you would like to consent to electronic delivery, including pursuant to email, please check the box below for this election. We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available. You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials. By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials. I consent to electronic delivery Email Address If blank, the email provided in section 4 or section 3A will be used. 8. Subscriber Signatures Blackstone Real Estate Income Trust, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Blackstone Real Estate Income Trust, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account. Please separately initial each of the representations below. A power of attorney to make representations on behalf of an investor can only be granted for fiduciary accounts; if applicable, by signing the Subscription Agreement you represent and warrant that you have the requisite authority. In order to induce Blackstone Real Estate Income Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows: 8.a. Please note: all items in section 8.a. must be read and initialed Primary Investor Initials Co- Investor Initials I have received a copy of the Final Prospectus. I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000. In addition to the general suitability requirements described in the representation above, I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS”. I am (i) an entity that was formed for the purpose of purchasing Shares, in which each individual that owns an interest in such entity meets the general suitability requirements described above OR (ii) I am an individual or entity not formed for such purpose. I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid.

Primary Investor Initials Co- Investor Initials I acknowledge that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus. I am purchasing the Shares for my own account. I understand that the transaction price per Share at which my investment will be executed will be made available at www.breit.com and in a prospectus supplement filed with the SEC, available at www.sec.gov. I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase Shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on Blackstone Real Estate Income Trust, Inc.’s toll-free, automated telephone line, 844-702-1299. 8.b. If you live in any of the following states, please read the following section 8.b. carefully: Alabama, Idaho, Iowa, Kansas, Kentucky, Maine, Massachusetts, Missouri, Nebraska, New Jersey, New Mexico, North Dakota, Ohio, Oregon, Pennsylvania, Puerto Rico, Tennessee and Vermont. If I am an Alabama resident, my investment in Blackstone Real Estate Income Trust, Inc. and its affiliates may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. If I am an Idaho resident, I have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. In addition, my total investment in Blackstone Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. If I am an Iowa resident, I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) does not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. If I am a Kansas resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their total investment in this offering and other non-traded real estate investment trusts to not more than 10% of such investor’s liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. If I am a Kentucky resident, my investment in Blackstone Real Estate Income Trust, Inc. and its affiliated non-publicly traded real estate investment trusts may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments. If I am a Maine resident, I acknowledge that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and other similar direct participation investments not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

	Primary Investor Initials	Co-Investor Initials
If I am a **Massachusetts** resident, my investment in Blackstone Real Estate Income Trust, Inc. and in other illiquid direct participation programs may not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.		
If I am a **Missouri** resident, my investment in Blackstone Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.		
If I am a **Nebraska** resident, and I do not meet the definition of "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded direct participation programs may not exceed 10% of my net worth.		
If I am a **New Jersey** resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. In addition, my total investment in Blackstone Real Estate Income Trust, Inc., its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. New Jersey investors are advised that Class S and Class T shares are subject to upfront selling commissions and/or dealer manager fees, and Class S, Class T and Class D shares are subject to stockholder servicing fees. Because the purchase price for the Class S and Class T shares is the transaction price plus applicable upfront fees, the upfront fees may reduce the amount of the Class S and Class T share purchase price that is available to the Company for investment and other capital needs, the stockholder servicing fees may reduce the amount of distributions, and the fees could result in a reduction in the NAV of the Class S, Class T and Class D shares if distributions are declared in an amount less than the stockholder servicing fees.		
If I am a **New Mexico** resident, I must limit my investment in Blackstone Real Estate Income Trust, Inc., its affiliates and other non-traded real estate investment trusts to 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.		
If I am a **North Dakota** resident, I have a net worth of at least 10 times my investment in Blackstone Real Estate Income Trust, Inc.		
If I am an **Ohio** resident, my investment in Blackstone Real Estate Income Trust, Inc., its affiliates and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.		
If I am an **Oregon** resident, my investment in Blackstone Real Estate Income Trust, Inc. and its affiliates does not exceed 10% of my liquid net worth.		
If I am a **Pennsylvania** resident, my investment in Blackstone Real Estate Income Trust, Inc. may not exceed 10% of my net worth (exclusive of home, home furnishings, and automobiles).		
If I am a **Puerto Rico** resident, my investment in Blackstone Real Estate Income Trust, Inc., its affiliates, and other non-traded REITs, does not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

	Primary Investor Initials	Co-Investor Initials
If I am a **Tennessee** resident, I have a liquid net worth of at least 10 times my investment in Blackstone Real Estate Income Trust, Inc.		
If I am a **Vermont** resident, and I am not an "accredited investor" as defined in 17 C.F.R. § 230.501, my investment in this offering may not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as an investor's total assets (not including home, home furnishings, or automobiles) minus total liabilities.		

For purposes of determining whether you satisfy the standards below, your net worth is calculated excluding the value of your home, home furnishings and automobiles, and unless otherwise indicated, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

For purposes of the acknowledgments above, an affiliate of Blackstone Real Estate Income Trust, Inc. shall mean (i) any person or entity directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of Blackstone Real Estate Income Trust, Inc.; (ii) any person or entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by Blackstone Real Estate Income Trust, Inc.; (iii) any person or entity directly or indirectly controlling, controlled by or under common control with Blackstone Real Estate Income Trust, Inc., including any partnership in which Blackstone Real Estate Income Trust, Inc. is a general partner; and (iv) any executive officer, director, trustee or general partner of Blackstone Real Estate Income Trust, Inc. In the case of sales to fiduciary accounts, the minimum standards above shall be met by the beneficiary, the fiduciary, account, or by the donor or grantor, who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary.

If you do not have another broker-dealer or other financial intermediary introducing you to Blackstone Real Estate Income Trust, Inc., then Blackstone Securities Partners L.P. (BSP) may be deemed to be acting as your broker-dealer of record in connection with any investment in Blackstone Real Estate Income Trust, Inc. For important information in this respect, see section 6 above. **I declare that the information supplied above is true and correct and may be relied upon by Blackstone Real Estate Income Trust, Inc. I acknowledge that the Broker-Dealer/Financial Advisor (Broker-Dealer/Financial Advisor of record) indicated in section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of Shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer/Financial Advisor of record at any time by contacting Blackstone Real Estate Income Trust, Inc. at the number indicated below.** Further, by signing below, you acknowledge that BREIT and BSP have not acted in a fiduciary capacity under the Employee Retirement Income Security Act of 1974 to you or your Financial Advisor, and any communications made by either BREIT or BSP are not intended to be, and should not be considered as, impartial investment advice. **Please consult your Financial Advisor if you have had any changes that might affect your ability to meet the applicable suitability requirements.**

SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (Required for U.S. investors):

Under penalties of perjury, I certify that:

1. The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3. I am a U.S. citizen or other U.S. person (including a resident alien) (defined in IRS Form W-9); and
4. The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. x x Signature of Investor Date Signature of Co-Investor or Custodian (If applicable) Date MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY 9. Miscellaneous If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Blackstone Real Estate Income Trust, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in section 8 above, they are asked to promptly notify Blackstone Real Estate Income Trust, Inc. and the Broker- Dealer in writing. The Broker-Dealer may notify Blackstone Real Estate Income Trust, Inc. if an investor participating in the Distribution Reinvestment Plan can no longer make the representations or warranties set forth in section 8 above, and Blackstone Real Estate Income Trust, Inc. may rely on such notification to terminate such investor 's participation in the Distribution Reinvestment Plan. Class T, S, and D Common Shares shall convert to Class I Common Shares upon certain events as set forth in the Prospectus and the Company’s charter, including, but not limited to, when total Selling Commissions and Stockholder Servicing Fees paid with respect to such Shares would exceed, in the aggregate, 8.75% of the sum of the Gross Proceeds (as such term is defined in the Company’s Charter) from the sale of such Shares and the aggregate Reinvestment Proceeds (as such term is defined in the Company’s Charter) of any Shares issued under a Reinvestment Plan with respect to such Shares (or such lower percentage limit as may be set forth in the applicable agreement between the dealer manager of the Company and the relevant broker-dealer). No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase. All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Blackstone Real Estate Income Trust, Inc. Return the completed Subscription Agreement to: SS&C Technologies PO Box 219349 Kansas City, MO 64121-9349 Overnight Address: SS&C Technologies 430 W 7th St. Suite 219349 Kansas City, MO 64105 Blackstone Real Estate Income Trust, Inc. Investor Relations: 844-702-1299